                                                                 Rule 424(b)(3)
                                                             Reg. No. 333-46055

                                BROOKE GROUP LTD.

                      SUPPLEMENT NO. 2 DATED JUNE 26, 1998
                        TO PROSPECTUS DATED MAY 29, 1998

                  The Prospectus of Brooke Group Ltd. (the "Company") dated May 29, 1998 relating to the Company's common stock, $.10 par value per share (the "Common Stock"), is hereby supplemented as follows:

                              SELLING STOCKHOLDERS

                  The table set forth on pages 52 to 59 of the Prospectus is supplemented to include information concerning the following additional Selling Stockholders.


                                                                                                           NO. OF SHARES
                                                   SHARES OF COMMON                SHARES OF                 OF COMMON
                                                   STOCK OWNED PRIOR              COMMON STOCK              STOCK OWNED
           SELLING STOCKHOLDERS                       TO OFFERING                BEING OFFERED            AFTER OFFERING(1)
           --------------------                    -----------------             -------------            -----------------
Alliance Obstetrics Inc. Pension Plan                     84                           84                        0
Carr, David M. Trust                                      84                           84                        0
Edwards, Charles W., Jr.                                  34                           34                        0
Flegenheimer, Oscar                                       84                           84                        0
Foothill Capital Corporation                             4,125                       4,125                       0
Foothill Partners II, L.P.                              21,827                       21,827                      0
Foothill Partners III, L.P.                             13,389                       13,389                      0
Gummo, John A. and Joyce A.                               34                           34                        0
Kay, Patricia C.                                          67                           67                        0
Nechvatal, Ursula                                         34                           34                        0
Rockman, Belle E. Trust                                   84                           84                        0
Rogers, Nate J.                                           666                         666                        0
Schubert, Richard A.                                      84                           84                        0



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(1)  The calculation of the number of shares of the Company's common stock owned after the offering assumes the sale of all shares offered hereby.